LOAN AND SECURITY AGREEMENT

Dated as of November 17, 2010

between

BACTERIN INTERNATIONAL HOLDINGS, INC.,
a Delaware corporation,

and

BACTERIN INTERNATIONAL, INC.
a Nevada corporation,

each sometimes individually as a “Borrower” and sometimes collectively as the “Borrowers”

and

VENTURE LENDING & LEASING V, INC.,
a Maryland corporation,

and

VENTURE LENDING & LEASING VI, INC.,
a Maryland corporation,

each, as “Lender”

LOAN AND SECURITY AGREEMENT

The Borrowers and each of Venture Lending & Leasing V, Inc. (“VLL5”) and Venture Lending & Leasing VI, Inc. (“VLL6”) have entered or anticipate entering into one or more transactions pursuant to which each Lender severally and not jointly agrees to make available to Borrowers a loan facility governed by the terms and conditions set forth in this document and one or more Supplements executed by Borrowers and Lender which incorporate this document by reference.  Each Supplement constitutes a supplement to and forms part of this document, and will be read and construed as one with this document, so that this document and the Supplement constitute a single agreement between the parties (collectively referred to as this “Agreement”).

Accordingly, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1           Definitions.  The terms defined in Article 1 and in the Supplement will have the meanings therein specified for purposes of this Agreement.

1.2           Inconsistency.  In the event of any inconsistency between the provisions of any Supplement and this document, the provisions of the Supplement will be controlling for the purpose of all relevant transactions.

1.3           Several Obligations of Lender.  The parties are entering into this single Agreement for convenience, and this Agreement is and shall be interpreted for all purposes as separate and distinct agreements between Borrowers and VLL5, on the one hand, and Borrowers and VLL6, on the other hand, and nothing in this Agreement shall be deemed a joint venture, partnership or other association between VLL5 and VLL6.  Each reference in this Agreement to “Lender” shall mean and refer to each of VLL5 and VLL6, singly and independent of one another.  Without limiting the generality of the foregoing, the Commitment, covenants and other obligations of “Lender” under this Agreement are several and not joint obligations of VLL5 and VLL6, and all rights and remedies of “Lender” under this Agreement may be exercised by VLL5 and/or VLL6 independently of one another.

ARTICLE 2 - THE COMMITMENT AND LOANS

2.1           The Commitment.  Subject to the terms and conditions of this Agreement, Lender agrees to make term loans to Borrowers from time to time from the Closing Date and to, but not including, the Termination Date in an aggregate principal amount not exceeding the Commitment.  The Commitment is not a revolving credit commitment, and Borrowers do not have the right to repay and reborrow hereunder.  Each Loan requested by Borrowers to be made on a single Business Day shall be for a minimum principal amount set forth in the Supplement, except to the extent the remaining Commitment is a lesser amount.

2.2           Notes Evidencing Loans; Repayment.  Each Loan shall be evidenced by a separate Note payable to the order of Lender, in the total principal amount of the Loan.  Principal and interest of each Loan shall be payable at the times and in the manner set forth in the Note and regularly scheduled payments thereof and each Final Payment shall be effected by automatic debit of the appropriate funds from the Primary Operating Account as specified in the Supplement hereto.

2.3           Procedures for Borrowing.

(a)           At least five (5) Business Days’ prior to a proposed Borrowing Date, Lender shall have received from the Borrowers a written request for a borrowing hereunder (a “Borrowing Request”).  Each Borrowing Request shall be in substantially the form of Exhibit “B” to the Supplement, shall be executed by a responsible executive or financial officer of each of the Borrowers, and shall state how much is requested, and shall be accompanied by such other information and documentation as Lender may reasonably request, including the original executed Note(s) for the Loan(s) covered by the Borrowing Request.

(b)           No later than 1:00 p.m. Pacific Standard Time on the Borrowing Date, if Borrowers have satisfied the conditions precedent in Article 4, Lender shall make the Loan available to Borrowers in immediately available funds.

2.4           Interest.  Except as otherwise specified in the applicable Note and/or Supplement, Basic Interest on the outstanding principal balance of each Loan shall accrue daily at the Designated Rate from the Borrowing Date.  If the outstanding principal balance of such Loan is not paid at maturity, interest shall accrue at the Default Rate until paid in full, as further set forth herein.

2.5           Final Payment.  Borrowers shall pay the Final Payment, if any, with respect to each Loan on the date set forth in the Note evidencing such Loan.

2.6           Interest Rate Calculation.  Basic Interest, along with charges and fees under this Agreement and any Loan Document, shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used.  In no event shall Borrowers be obligated to pay Lender interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

2.7           Default Interest.  Any unpaid payments in respect of the Obligations shall bear interest from their respective maturities, whether scheduled or accelerated, at the Default Rate.  Borrowers shall pay such interest on demand.

2.8           Late Charges. If Borrowers are late in making any payment in respect of the Obligations by more than five (5) days, then Borrowers agree to pay a late charge of five percent (5%) of the payment due, but not less than fifty dollars ($50.00) for any one such delinquent payment. This late charge may be charged by Lender for the purpose of defraying the expenses incidental to the handling of such delinquent amounts.  Each Borrower acknowledges that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Agreement and represents a fair and reasonable estimate of the costs that will be sustained by Lender due to the failure of Borrowers to make timely payments.  Each Borrower further agrees that proof of actual damages would be costly and inconvenient.  Such late charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid or to declare a default under this Agreement or any of the other Loan Documents or from exercising any other rights and remedies of Lender.

2.9           Lender’s Records.  Principal, Basic Interest, Final Payments and all other sums owed under any Loan Document shall be evidenced by entries in records maintained by Lender for such purpose.  Each payment on and any other credits with respect to principal, Basic Interest, Final Payments and all other sums outstanding under any Loan Document shall be evidenced by entries in such records.  Absent manifest error, Lender’s records shall be conclusive evidence thereof.

2.10         Grant of Security Interests; Filing of Financing Statements.

(a)    To secure the timely payment and performance of all of the Obligations, each Borrower hereby grants to Lender a continuing security interest in all of the Collateral of such Borrower.  In connection with the foregoing, each Borrower authorizes Lender to prepare and file any financing statements describing the Collateral without otherwise obtaining such Borrower’s signature or consent with respect to the filing of such financing statements.

(b)    In furtherance of the  grant of the security interests in the Collateral pursuant to Section 2.10(a) above, Parent hereby pledges and grants to the Lender a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  On the Closing Date or at any time thereafter following Lender’s request, the certificate or certificates for the Shares will be delivered to Lender, accompanied by an instrument of assignment duly executed in blank by Parent, unless such Shares have not been certificated. To the extent required by the terms and conditions governing the Shares, Parent shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence and during the continuance of an Event of Default hereunder, Lender may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender or its transferee(s).  Parent will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares.  Unless an Event of Default shall have occurred and be continuing, Parent shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

(c)    Each Borrower is and shall remain absolutely and unconditionally liable, on a joint and several basis, for the performance of all Obligations, including, without limitation, any deficiency by reason of the failure of the Collateral to satisfy all amounts due Lender under any of the Loan Documents.

(d)    All Collateral pledged by each Borrower under this Agreement and any Supplement shall secure the timely payment and performance of all Obligations under this Agreement, the Notes and the other Loan Documents.  Except as expressly provided in this Agreement, no Collateral pledged under this Agreement or any Supplement shall be released until such time as all Obligations under this Agreement and the other Loan Documents have been satisfied and paid in full.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

Each Borrower, jointly and severally, represents and warrants that, except as set forth in the Supplement or the Schedule of Exceptions hereto, if any, as of the Closing Date and each Borrowing Date:

3.1           Due Organization.  Each Borrower is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to conduct business and is in good standing in each other jurisdiction in which its business is conducted or its properties are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2           Authorization, Validity and Enforceability.  The execution, delivery and performance of all Loan Documents executed by each Borrower are within each such Borrower’s powers, have been duly authorized, and are not in conflict with any Borrower’s certificate of incorporation or by-laws, or the terms of any charter or other organizational document of any Borrower, as amended from time to time; and all such Loan Documents constitute valid and binding obligations of each Borrower, enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity).

3.3           Compliance with Applicable Laws.  Each Borrower has complied with all licensing, permit and fictitious name requirements necessary to lawfully conduct the business in which it is engaged, and to any sales, leases or the furnishing of services by Borrowers, including without limitation those requiring consumer or other disclosures, the noncompliance with which would have a Material Adverse Effect.

3.4           No Conflict.  The execution, delivery, and performance by each Borrower of all Loan Documents to which it is a party are not in conflict with any law, rule, regulation, order or directive applicable to each Borrower, or any material indenture, agreement, or undertaking to which each Borrower is a party or by which each Borrower may be bound.  Without limiting the generality of the foregoing, the issuance of the Warrant to Lender (or its designee) and the grant of registration rights in connection therewith do not violate any agreement or instrument by which Parent is bound or require the consent of any holders of Parent’s securities other than consents which have been obtained prior to the Closing Date.

3.5           No Litigation, Claims or Proceedings.  There is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of any Borrower, threatened  in writing against any Borrower, its property or the conduct of its business which could reasonably be expected to result in a Material Adverse Effect.

3.6           Correctness of Financial Statements.  The Consolidated financial statements of Parent which have been delivered to Lender fairly and accurately reflect the financial condition of Parent and its Subsidiaries in accordance with GAAP (except with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) as of the latest date of such financial statements; and, since that date there has been no Material Adverse Change.

3.7           No Subsidiaries.  Bacterin International, Inc. is wholly owned by Parent.  As of the date hereof, Bacterin International, Inc. is not a majority owner or in a control relationship with any other business entity. As of the date hereof, Parent is not a majority owner of or in a control relationship with any business entity other than Bacterin International, Inc.

3.8           Environmental Matters.  To its knowledge each Borrower is in compliance with Environmental Laws, except to the extent a failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

3.9           No Event of Default.  No Default or Event of Default has occurred and is continuing.

3.10                 Full Disclosure.  None of the representations or warranties made by any Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Borrower in connection with the Loan Documents (including disclosure materials delivered by or on behalf of any Borrower to Lender prior to the Closing Date or pursuant to Section 5.2 hereof), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being recognized by Lender that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates may differ from projected or estimated results).

3.11         Specific Representations Regarding Collateral.

(a)  Title.  Except for the security interests created by this Agreement and Permitted Liens, (i) each Borrower is and will be the unconditional legal and beneficial owner of the Collateral, and (ii) the Collateral is genuine and subject to no Liens, rights or defenses of others.  There exist no prior assignments or encumbrances of record with the U.S. Patent and Trademark Office or U.S. Copyright Office affecting any Collateral in favor of any third party, other than Lender.

(b)  Rights to Payment.  The names of the obligors, amount owing to each Borrower, due dates and all other information with respect to the Rights to Payment are and will be correctly stated in all material respects in all Records relating to the Rights to Payment.  Each Borrower further represents and warrants, to its knowledge, that each Person appearing to be obligated on a Right to Payment has authority and capacity to contract and is bound as it appears to be.

(c)  Location of Collateral.  Each Borrower’s’ chief executive office, Inventory, Records, Equipment (other than certain Equipment not to exceed $25,000 in aggregate value), and any other offices or places of business are located at the address(es) shown on the Supplement or such other locations that Borrowers have notified Lender of pursuant to Section 5.1(d).

(d)  Business Names.  Other than its full corporate name, no Borrower has conducted business using any trade names or fictitious business names except as shown on the Supplement.

3.12 Copyrights, Patents, Trademarks and Licenses.

(a)  Each Borrower owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other similar rights that are reasonably necessary for the operation of its business, without, to its knowledge, conflict with the rights of any other Person.

(b)  To each Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower infringes upon any rights held by any other Person.

(c)  No claim or litigation regarding any of the foregoing is pending or, to each Borrowr’s knowledge, threatened in writing, which could reasonably be expected to have a Material Adverse Effect.

3.13         Regulatory Compliance. Each Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from any Borrower’s failure to comply with ERISA that is reasonably likely to result in any Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect.  No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Each Borrower has complied with all the provisions of the Federal Fair Labor Standards Act.

3.14         Shares.  Parent has full power and authority to create a first priority Lien on the Shares and no disability or contractual obligation exists that would prohibit Parent from pledging the Shares pursuant to this Agreement.  To Parent’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.  To Parent’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Parent knows of no reasonable grounds for the institution of any such proceedings.

3.15         Survival. The representations and warranties of Borrowers as set forth in this Agreement survive the execution and delivery of this Agreement.

ARTICLE 4 - CONDITIONS PRECEDENT

4.1           Conditions to First Loan.  The obligation of Lender to make its first Loan hereunder is, in addition to the conditions precedent specified in Section 4.2 and in any Supplement, subject to the fulfillment of the following conditions and to the receipt by Lender of the documents described below, duly executed and in form and substance satisfactory to Lender and its counsel:

(a)            Resolutions.  A certified copy of the resolutions of the Board of Directors of each Borrower, as applicable, authorizing the execution, delivery and performance by each such Borrower of the Loan Documents.

(b)            Incumbency and Signatures.  A certificate of the secretary of each Borrower, in each case certifying the names of the officer or officers of each such Borrower authorized to sign the Loan Documents, together with a sample of the true signature of each such officer.

(c)            Legal Opinion.  The opinion of legal counsel for Borrowers as to such matters as Lender may reasonably request, in a form reasonably acceptable to Lender.

(d)            Articles/Certificate and Bylaws.  Certified copies of the Articles or Certificate of Incorporation and Bylaws of each Borrower, as amended through the Closing Date.

(e)            This Agreement.  Original counterparts of this Agreement and the initial Supplement, together with the Disclosure Letter, disclosing such information as is acceptable to Lender.

(f)             Financing Statements.  Filing copies (or other evidence of filing satisfactory to Lender and its counsel) of such UCC financing statements, collateral assignments, account control agreements, and termination statements, with respect to the Collateral as Lender shall request.

(g)            Intellectual Property Security Agreement.  An Intellectual Property Security Agreement executed by each Borrower substantially in the form attached as Exhibit “G” to the Supplement.

(h)            Lien Searches. UCC lien, judgment, bankruptcy and tax lien searches of each Borrower from such jurisdictions or offices as Lender may reasonably request, all as of a date reasonably satisfactory to Lender and its counsel.

(i)             Good Standing Certificate.  A certificate of status or good standing of each Borrower as of a date acceptable to Lender from the jurisdiction of such Borrower’s organization and any foreign jurisdictions where a Borrower is qualified to do business.

(j)             Warrant(s).  An original warrant issued by Parent to Lender (or its designee) exercisable for such number, type and class of shares of Parent’s capital stock, and for an initial exercise price as is specified in the Supplement.

(k)             Insurance Certificates. Insurance certificates showing Lender as loss payee or additional insured.

(l)             Shares.  A stock power executed by Parents, together with the stock certificate, if any, representing the Shares.

(m)           Other Documents. Such other documents and instruments as Lender may reasonably request to effectuate the intents and purposes of this Agreement.

4.2           Conditions to All Loans.  The obligation of Lender to make its initial Loan and each subsequent Loan is subject to the following further conditions precedent that:

(a)            No Default.  No Default or Event of Default has occurred and is continuing or will result from the making of any such Loan, and the representations and warranties of Borrowers contained in Article 3 of this Agreement and Part 3 of the Supplement are true and correct as of the Borrowing Date of such Loan, except to the extent that such representations and warranties relate solely to an earlier date.

(b)            No Material Adverse Change.  No event has occurred  that has had or could reasonably be expected to have a Material Adverse Change.

(c)           Borrowing Request.  Borrowers shall have delivered to Lender a Borrowing Request for such Loan.

(d)           Note.  Borrowers shall have delivered an original executed Note evidencing such Loan, substantially in the form attached to the Supplement as an exhibit.

(e)           Supplemental Lien Filings.  Each Borrower shall have executed and delivered such amendments or supplements to this Agreement and additional Security Documents,  financing statements and third party waivers as Lender may reasonably request in connection with the proposed Loan, in order to create, protect or perfect or to maintain the perfection of Lender’s Liens on the Collateral.

(f)           Financial Projections.  Parent shall have delivered to Lender Parent’s business plan and/or financial projections or forecasts as most recently approved by Parent’s Board of Directors.

ARTICLE 5 - AFFIRMATIVE COVENANTS

During the term of this Agreement and until its performance of all Obligations (other than inchoate indemnity obligations), each Borrower will:

5.1           Notice to Lender.  Promptly give written notice to Lender of:

(a)           Any litigation or administrative or regulatory proceeding affecting any Borrower where the amount claimed against any Borrower is at the Threshold Amount or more, or where the granting of the relief requested could reasonably be expected have a Material Adverse Effect; or of the acquisition by a Borrower of any commercial tort claim, including brief details of such claim and such other information as Lender may reasonably request to enable Lender to better perfect its Lien in such commercial tort claim as Collateral.

(b)           Any substantial dispute which may exist between any Borrower and any governmental or regulatory authority.

(c)           The occurrence of any Default or any Event of Default.

(d)           Any change in the location of any of Borrower’s places of business or Collateral (other than Equipment in aggregate value not to exceed $25,000) in advance of such change, or of the establishment of any new, or the discontinuance of any existing, place of business.

(e)           Any dispute or default by any Borrower or any other party under any joint venture, partnering, distribution, cross-licensing, strategic alliance, collaborative research or manufacturing, license or similar agreement which could reasonably be expected to have a Material Adverse Effect.

(f)            Any other matter which has resulted or could reasonably be expected to result in a Material Adverse Change.

5.2           Financial Statements.  Deliver to Lender or cause to be delivered to Lender, in form and detail satisfactory to Lender the following financial and other information, which each Borrower warrants shall be accurate and complete in all material respects:

(a)            Monthly Financial Statements.  As soon as available but no later than the earlier of (i) forty five (45) days after the end of each month and (ii) the date Bank requires delivery, Parent’s balance sheet as of the end of such period, and Parent’s income statement for such period and for that portion of Parent’s financial reporting year ending with such period, prepared on a Consolidated basis in accordance with GAAP (except with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) and attested by a responsible financial officer of Parent as fairly presenting in all material respects Parent’s financial condition and the results of operations.

(b)            Year-End Financial Statements.  Within 90 days after the end of each financial reporting year, a complete copy of Parent’s financial statements, which shall include balance sheet, income statement, statement of changes in equity and statement of cash flows for such year, prepared on a Consolidated basis in accordance with GAAP and certified by an independent certified public accountant selected by Borrowers and satisfactory to Lender (the “Accountant”).  The Accountant’s certification shall not be qualified or limited due to a restricted or limited examination by the Accountant of any material portion of any Borrower’s records or otherwise.

(c)            Compliance Certificates.  Simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate of the chief financial officer of each Borrower (or other executive officer) substantially in the form of Exhibit “C” to the Supplement stating whether any Default or Event of Default exists on the date of such certificate, and if so, setting forth the details thereof and the action which each such Borrower is taking or proposes to take with respect thereto.

(d)            Government Required Reports; Press Releases.  Promptly after sending, issuing, making available, or filing, copies of all statements released to any news media for publication, all reports, proxy statements, and financial statements that any Borrower sends or makes available to its stockholders, and, not later than five (5) days after actual filing or the date such filing was first due, all registration statements and reports that any Borrower files or is required to file with the Securities and Exchange Commission, or any other governmental or regulatory authority.

(e)            Other Information.  Such other statements, lists of property and accounts, budgets (as updated), sales projections, forecasts, reports, 409A valuation reports, operating plans, financial exhibits, capitalization tables (as updated) and information relating to equity financings consummated after the Closing Date (including post-closing capitalization table(s)), or other information as Lender may from time to time reasonably request.

5.3 Reserved.

5.4           Existence.  Maintain and preserve each Borrower’s existence, present form of business, and all rights and privileges necessary or desirable in the normal course of its business except that Bacterin International, Inc. may merge with and into Parent so long as Parent is the surviving entity; and keep all of each Borrower’s property in good working order and condition, ordinary wear and tear excepted.

5.5           Insurance.  Obtain and keep in force insurance in such amounts and types as is usual in the type of business conducted by each Borrower, with insurance carriers having a policyholder rating of not less than “A” and financial category rating of Class VII in “Best’s Insurance Guide,” unless otherwise approved by Lender.  Such insurance policies must be in form and substance satisfactory to Lender, and shall list Lender as an additional insured or loss payee, as applicable, on endorsement(s) in form reasonably acceptable to Lender.  Each Borrower shall furnish to Lender such endorsements, and upon Lender’s request, copies of any or all such policies.  So long as no Event of Default exists, Lender agrees to remit any proceeds of insurance received by Lender to the applicable Borrower and such Borrower shall have the right to use such proceeds for the purchase of property useful in the business of Borrower, provided that any such property which is purchased to replace Collateral shall be deemed Collateral in which Lender has been granted a first priority Lien, subject to Permitted Liens.  If an Event of Default has occurred and is continuing, then at Lender’s option proceeds payable under any casualty policy will be payable to Lender toward the satisfaction of the Obligations in accordance with the terms of this Agreement.

5.6           Accounting Records.  Maintain adequate books, accounts and records, and prepare all financial statements in accordance with GAAP (except with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments), and in compliance with the regulations of any governmental or regulatory authority having jurisdiction over any Borrower or any such Borrower’s business; and permit employees or agents of Lender at such reasonable times as Lender may request, upon reasonable prior notice but no more than twice a year unless an Event of Default has occurred and is continuing, at Borrowers’ expense, to inspect each Borrower’s properties, and to examine, and make copies and memoranda of each Borrower’s books, accounts and records.

5.7           Compliance With Laws.  Comply with all laws (including Environmental Laws), rules, regulations applicable to, and all orders and directives of any governmental or regulatory authority having jurisdiction over, any Borrower or any such Borrower’s business, and with all material agreements to which a Borrower is a party, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

5.8           Taxes and Other Liabilities.  Pay all of each Borrower’s Indebtedness when due; pay all material taxes and other governmental or regulatory assessments before delinquency or before any penalty attaches thereto, except as may be contested in good faith by the appropriate procedures and for which such Borrower shall maintain appropriate reserves; and timely file all material required tax returns.

5.9           Special Collateral Covenants.

(a)           Maintenance of Collateral; Inspection.  Do all things reasonably necessary to maintain, preserve, protect and keep all Collateral in good working order and salable condition, ordinary wear and tear excepted, deal with the Collateral in all ways as are considered good practice by owners of like property, and use the Collateral lawfully and, to the extent applicable, only as permitted by each Borrower’s insurance policies.  Maintain, or cause to be maintained, complete and accurate Records relating to the Collateral.  Upon reasonable prior notice at reasonable times during normal business hours, each Borrower hereby authorizes Lender’s officers, employees, representatives and agents to inspect the Collateral and to discuss the Collateral and the Records relating thereto with each such Borrower’s officers and employees, and, in the case of any Right to Payment, with any Person which is or may be obligated thereon.

(b)           Documents of Title.  Not sign or authorize the signing of any financing statement or other document naming any Borrower as debtor or obligor, or acquiesce or cooperate in the issuance of any bill of lading, warehouse receipt or other document or instrument of title with respect to any Collateral, except those negotiated to Lender, or those naming Lender as secured party, or if solely to create, perfect or maintain a Permitted Lien.

(c)           Change in Location or Name.  Without at least 30 days’ prior written notice to Lender:  (a) not relocate any Collateral (except for Equipment with an aggregate value not to exceed $25,000) or Records, its chief executive office, or establish a place of business at a location other than as specified in the Supplement; and (b) not change its name, mailing address, location of Collateral, jurisdiction of incorporation or its legal structure.

(d)           Decals, Markings.  At the request of Lender, firmly affix a decal, stencil or other marking to designated items of Equipment, indicating thereon the security interest of Lender.

(e)           Agreement With Persons in Possession of Collateral.  Obtain and maintain such acknowledgments, consents, waivers and agreements (each a “Waiver”) from the owner, operator, lienholder, mortgagee, landlord or any Person in possession of tangible Collateral in excess of $25,000 per location as Lender may require, all in form and substance satisfactory to Lender.

(f)           Certain Agreements on Rights to Payment.  Other than in the ordinary course of business, not make any material discount, credit, rebate or other reduction in the original amount owing on a Right to Payment or accept in satisfaction of a Right to Payment less than the original amount thereof.

5.10        Authorization for Automated Clearinghouse Funds Transfer.  (i) Authorize Lender to initiate debit entries to the Primary Operating Account, specified in the Supplement hereto, through Automated Clearinghouse (“ACH”) transfers, in order to satisfy the regularly scheduled payments of principal, interest and Final Payments (if any); (ii) provide Lender at least thirty (30) days notice of any change in the Primary Operating Account; and (iii) grant Lender any additional authorizations necessary to begin ACH debits from a new account which becomes the Primary Operating Account.

5.11         Relationship between Borrowers.  Bacterin International, Inc. shall at all times remain a wholly-owned subsidiary of Parent.

ARTICLE 6 - NEGATIVE COVENANTS

During the term of this Agreement and until the performance of all Obligations (other than inchoate indemnity obligations), each Borrower will not:

6.1           Indebtedness.  Be indebted for borrowed money, the deferred purchase price of property, or leases which would be capitalized in accordance with GAAP; or become liable as a surety, guarantor, accommodation party or otherwise for or upon the obligation of any other Person, except:

(a)           Indebtedness incurred for the acquisition of supplies or inventory on normal trade credit;

(b)           Indebtedness incurred pursuant to one or more transactions permitted under Section 6.4;

(c)           Indebtedness of each Borrower under this Agreement;

(d)           Subordinated Debt;

(e)           subject to the terms of Part 2, Section 3 of the Supplement, Indebtedness of Borrowers to Bank under the A/R Facility;

(f)            Indebtedness of Borrowers secured by a Lien described in (i) clause (c) of the definition of Permitted Liens, not to exceed [$50,000] in aggregate amount outstanding at any time or (ii) clause (o) of the definition of Permitted Liens;

(g)           Other Indebtedness of Borrowers not otherwise permitted by this Section 6.1 in an aggregate amount not to exceed $100,000;

(h)           Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(i)            Indebtedness of Borrowers pursuant to corporate credit cards in the ordinary course of business in an aggregate amount not to exceed $50,000;

(j)            any Indebtedness approved by Lender prior to the Closing Date as shown on Schedule 6.1 to the Disclosure Letter; and

(k)           extensions, refinancings, modifications, amendments and restatements of any item of permitted Indebtedness (a) through (j) above, so long as the principal amount of such Indebtedness is not increased or the maturity date decreased.

6.2           Liens.  Create, incur, assume or permit to exist any Lien, or grant any other Person a negative pledge (except negative pledges granted to holders of Permitted Liens or existing in an agreement providing for the acquisition of any Borrower), on any Borrower’s property, except Permitted Liens.  Borrowers and Lender agree that this covenant is not intended to constitute a lien, deed of trust, equitable mortgage, or security interest of any kind on any of each Borrower’s real property, and this Agreement shall not be recorded or recordable.  Notwithstanding the foregoing, however, violation of this covenant by Borrowers shall constitute an Event of Default.

6.3           Dividends.  Pay any dividends or purchase, redeem or otherwise acquire or make any other distribution with respect to any either Borrower’s capital stock, except (a) dividends or other distributions solely of capital stock of such Borrower, (b) dividends or other distributions by Bacterin International, Inc. to Parent, and (c) so long as no Event of Default has occurred and is continuing, repurchases of stock from employees, directors or consultants upon termination of employment or service under reverse vesting or similar repurchase plans by (i) cash not to exceed $100,000 in any calendar year or (ii) cancellation of indebtedness.

6.4           Changes/Mergers. Liquidate or dissolve; or enter into any consolidation, merger or other combination in which the stockholders of any Borrower immediately prior to the first such transaction own less than 50% of the voting stock of such Borrower immediately after giving effect to such transaction or related series of such transactions, except that any Borrower may consolidate or merge so long as: (A) the entity that results from such merger or consolidation (the “Surviving Entity”) shall have executed and delivered to Lender an agreement in form and substance reasonably satisfactory to Lender, containing an assumption by the Surviving Entity of the due and punctual payment and performance of all Obligations and performance and observance of each covenant and condition of such Borrower in the Loan Documents; (B) all such obligations of the Surviving Entity to Lender shall be guaranteed by any entity that directly or indirectly owns or controls more than 50% of the voting stock of the Surviving Entity; (C) immediately after giving effect to such merger or consolidation, no Event of Default or, event which with the lapse of time or giving of notice or both, would result in an Event of Default shall have occurred and be continuing; and (D) the credit risk to Lender, in its sole discretion, of the Surviving Entity shall not be increased.  In determining whether the proposed merger or consolidation would result in an increased credit risk, Lender may consider, among other things, changes in each Borrower’s management team, employee base, access to equity markets, venture capital support, financial position and/or disposition of intellectual property rights which may reasonably be anticipated as a result of the transaction.  Notwithstanding anything to the contrary in this Section 6.4, Bacterin International, Inc. shall be permitted to (i) liquidate or dissolve in a transaction pursuant to which its assets are transferred to Parent, and (ii) merge with or into Parent in a transaction in which Parent is the surviving entity.

6.5           Sales of Assets. Sell, transfer, lease, license or otherwise dispose of (a “Transfer”) any Borrower’s assets except (i) exclusive or non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with industry practice, provided that such licenses of Intellectual Property neither result in a legal transfer of title of the licensed Intellectual Property nor have the same effect as a sale of such Intellectual Property; (ii) Transfers of worn-out, obsolete or surplus property (each as determined by each Borrower in its reasonable judgment); (iii) Transfers of Inventory in the ordinary course of business; (iv) Transfers constituting Permitted Liens; (v) Transfers permitted in Sections 6.3, 6.4 and 6.6 hereunder; and (vi) Transfers of Collateral (other than Intellectual Property) for fair consideration and in the ordinary course of its business.

6.6           Loans/Investments.  Make or suffer to exist any loans, guaranties, advances, or investments, except:

(a)           accounts receivable in the ordinary course of each Borrower’s business;

(b)           investments in domestic certificates of deposit issued by, and other domestic investments with, financial institutions organized under the laws of the United States or a state thereof, having at least One Hundred Million Dollars ($100,000,000) in capital and a rating of at least “investment grade” or “A” by Moody’s or any successor rating agency;

(c)           investments in marketable obligations of the United States of America and in open market commercial paper given the highest credit rating by a national credit agency and maturing not more than one year from the creation thereof;

(d)           temporary advances to cover incidental expenses to be incurred in the ordinary course of business;

(e)           investments in joint ventures, strategic alliances, licensing and similar arrangements customary in the Borrowers’ industry and which do not require a Borrower to assume or otherwise become liable for the obligations of any third party not directly related to or arising out of such arrangement or, without the prior written consent of Lender, require a Borrower to transfer ownership of non-cash assets to such joint venture or other entity;

(f)            investments in wholly-owned subsidiaries of a Borrower;

(g)           investments consisting of loans to employees,  consultants or directors relating to the purchase of equity securities of any Borrower pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of Directors;

(h)           investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)            investments consisting of deposit and investment accounts in which Lender has been granted a perfected Lien to the extent such accounts are located in the United States;

(j)            investments accepted in connection with Transfers permitted by Section 6.5;

(k)           investments permitted by Parent’s investment policy as approved by Parent’s Board of Directors;

(l)            investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(m)          other investments by Borrowers not otherwise permitted by Section 6.6 not exceeding One Hundred Thousand Dollars ($100,000) in cash in the aggregate outstanding at any time.

6.7           Transactions With Related Persons.  Directly or indirectly enter into any transaction with or for the benefit of a Related Person on terms more favorable to the Related Person than would have been obtainable in an “arms’ length” dealing, except for:  (i) transactions between each Borrower and its Subsidiaries that are not otherwise prohibited by this Agreement; (ii) Subordinated Debt and issuance of equity securities to existing investors that are Related Persons in a bona fide equity financing, and (iii) compensation and fees payable to and indemnity arrangements with officers and directors.

6.8           Other Business.  Engage in any material line of business other than the business each Borrower conducts as of the Closing Date and any business related or incidental to such business.

6.9           Financing Statements and Other Actions.  Fail to execute and deliver to Lender all financing statements, notices and other documents (including, without limitation, any filings with the United States Patent and Trademark Office and the United States Copyright Office) from time to time reasonably requested by Lender to maintain a perfected first priority security interest in the Collateral in favor of Lender, subject to Permitted Liens; perform such other acts, and execute and deliver to Lender such additional conveyances, assignments, agreements and instruments, as Lender may at any time request in connection with the administration and enforcement of this Agreement or Lender’s rights, powers and remedies hereunder.

6.10         Compliance.  Become an “investment company” or controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Loan for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Lender’s Lien on the Collateral, or permit any of its subsidiaries to do any of the foregoing.

6.11        Other Deposit and Securities Accounts.  Maintain any deposit accounts or accounts holding securities owned by a Borrower except (i) Deposit Accounts and investment/securities accounts as set forth in the Supplement, and (ii) other Deposit Accounts and securities/investment accounts, in each case, with respect to which such Borrower and Lender shall have taken such action as Lender reasonably deems necessary to obtain a perfected first priority security interest therein, provided that Lender shall not require control agreements for (i) non-U.S. accounts, and (ii) accounts with deposits limited to deposits subject to a Lien described in clause (l) of the definition of Permitted Liens.  The provisions of the previous sentence shall not apply to Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees.

6.12         Prepayment of Indebtedness. Prepay, redeem or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness (other than the Loans).  Notwithstanding the foregoing, Lender agrees that the conversion or exchange into any Borrower’s equity securities of any Indebtedness (other than the Loans) shall not be prohibited by this Section 6.12.

6.13         Repayment of Subordinated Debt. Repay, prepay, redeem or otherwise satisfy in any manner any Subordinated Debt, except in accordance with the terms of any subordination agreement among any Borrower, Lender and the holder(s) of such Subordinated Debt.  Notwithstanding the foregoing, Lender agrees that the conversion or exchange into a Borrower’s equity securities of any Subordinated Debt and the payment of cash in lieu of fractional shares shall not be prohibited by this Section 6.13.

6.14         Subsidiaries.

(a)    Sell, transfer, encumber or otherwise dispose of a Borrower’s ownership interest in any Subsidiary other than Permitted Liens and Transfers permitted under Section 6.5.

(b)    Cause or permit a Subsidiary to do any of the following:  (a) grant Liens on such Subsidiary’s assets, except for Liens that would constitute Permitted Liens if incurred by a Borrower and Liens on any property held or acquired by such Subsidiary in the ordinary course of its business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, that such Lien attaches solely to the property acquired with such Indebtedness and that the principal amount of such Indebtedness does not exceed one hundred percent (100%) of the cost of such property; and (b) issue any additional Shares.

6.15         Leases.  Create, incur, assume or suffer to exist any obligation as lessee for the rental or hire of any personal property in an aggregate amount not to exceed $250,000.

ARTICLE 7 - EVENTS OF DEFAULT

7.1           Events of Default; Acceleration.  Upon the occurrence and during the continuation of any Default, the obligation of Lender to make any additional Loan shall be suspended.  The occurrence of any of the following that has not been cured within any applicable cure period or otherwise waived by Lender (each, an “Event of Default”) shall terminate any obligation of Lender to make any additional Loan; and shall, at the option of Lender (1) make all sums of Basic Interest and principal, all Final Payments, and any Obligations and other amounts owing under any Loan Documents immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands, and (2) give Lender the right to exercise any other right or remedy provided by contract or applicable law:

(a)           Borrowers shall fail to pay any principal, interest or Final Payment under this Agreement or any Note, or fail to pay any fees or other charges when due under any Loan Document, and such failure continues for three (3) Business Days or more after the same first becomes due; or an Event of Default as defined in any other Loan Document shall have occurred.

(b)           Any representation or warranty made, or financial statement, certificate or other document provided, by any Borrower under any Loan Document to which such entity is a party shall prove to have been false or misleading in any material respect when made or deemed made herein (it being recognized by Lender that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates may differ from projected or estimated results).

(c)           (i) Any Borrower shall fail to pay its debts generally as they become due; or (ii) or shall commence any Insolvency Proceeding with respect to itself, an involuntary Insolvency Proceeding shall be filed against any Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of any Borrower, and such involuntary Insolvency Proceeding, petition or appointment is acquiesced to by any Borrower or is not dismissed within forty five (45) days; or the dissolution, winding up, or termination of the business or cessation of operations of any Borrower; or a Borrower shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing.

(d)           Any Borrower shall be in default beyond any applicable period of grace or cure under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liability of any kind to Lender or to any Person which results in the acceleration of payment of such obligation in an amount in excess of the Threshold Amount.

(e)           Any governmental or regulatory authority shall take any judicial or administrative action that has, or would reasonably be expected to have, the effect of suspending or terminating any material portion of a Borrower’s business; or any defined benefit pension plan maintained by a Borrower shall have any unfunded liabilities in excess of the Threshold Amount.

(f)            Except as permitted in Sections 6.4 and 6.5 of this Agreement, any sale, transfer or other disposition of all or a substantial or material part of the assets of any Borrower, including without limitation to any trust or similar entity, shall occur.

(g)           Any judgment(s) singly or in the aggregate in excess of the Threshold Amount shall be entered against any Borrower which remain unsatisfied, unvacated or unstayed pending appeal in the case of any judgment rendered in a federal court for ten (10) Business Days or more after entry thereof, or in the case of any judgment rendered in a state court, for twenty (20) Business Days or more days after entry thereof.

(h)           Reserved.

(i)           Any Borrower shall fail to perform or observe any covenant contained in Article 6 of this Agreement.

(j)           Any Borrower shall fail to perform or observe any covenant contained in Article 5 or elsewhere in this Agreement or any other Loan Document (other than a covenant which is dealt with specifically elsewhere in this Article 7) and, if capable of being cured, the breach of such covenant is not cured within 30 days after the sooner to occur of such Borrower’s receipt of notice of such breach from Lender or the date on which such breach first becomes known to any officer of such Borrower; provided, however that if such breach is not capable of being cured within such 30-day period and such Borrower timely notifies Lender of such fact and such Borrower diligently pursues such cure, then the cure period shall be extended to the date requested in such Borrower’s notice but in no event more than 90 days from the initial breach; provided, further, that such additional 60-day opportunity to cure shall not apply in the case of any failure to perform or observe any covenant which has been the subject of a prior failure within the preceding 180 days or which is a willful and knowing breach by such Borrower.

(k)           The occurrence of any default or event of default (howsoever defined) under the A/R Facility.

7.2           Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, Lender shall be entitled to, at its option, exercise any or all of the rights and remedies available to a secured party under the UCC or any other applicable law, and exercise any or all of its rights and remedies provided for in this Agreement and in any other Loan Document.  The obligations of Borrowers under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligations is rescinded or must otherwise be returned by Lender upon, on account of, or in connection with, the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

7.3           Sale of Collateral.  Upon the occurrence and during the continuance of an Event of Default, Lender may sell all or any part of the Collateral, at public or private sales, to itself, a wholesaler, retailer or investor, for cash, upon credit or for future delivery, and at such price or prices as Lender may deem commercially reasonable.  To the extent permitted by law, each Borrower hereby specifically waives all rights of redemption and any rights of stay or appraisal which it has or may have under any applicable law in effect from time to time.  Any such public or private sales shall be held at such times and at such place(s) as Lender may determine.  In case of the sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Lender until the selling price is paid by the purchaser, but Lender shall not incur any liability in case of the failure of such purchaser to pay for the Collateral and, in case of any such failure, such Collateral may be resold.  Lender may, instead of exercising its power of sale, proceed to enforce its security interest in the Collateral by seeking a judgment or decree of a court of competent jurisdiction.  Without limiting the generality of the foregoing, if an Event of Default is in effect,

(1)           Subject to the rights of any third parties, Lender may license, or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Copyrights, Patents or Trademarks included in the Collateral throughout the world for such term or terms, on such conditions and in such manner as Lender shall in its sole discretion determine;

(2)           Lender may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Borrower in, to and under any Copyright Licenses, Patent Licenses or Trademark Licenses and take or refrain from taking any action under any thereof, and each Borrower hereby releases Lender from, and agrees to hold Lender free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto other than claims arising out of Lender’s gross negligence or willful misconduct; and

(3)           Upon request by Lender, each Borrower will execute and deliver to Lender a power of attorney, in form and substance reasonably satisfactory to Lender for the implementation of any lease, assignment, license, sublicense, grant of option, sale or other disposition of a Copyright, Patent or Trademark.  In the event of any such disposition pursuant to this clause 3, each Borrower shall supply its know-how and expertise relating to the products or services made or rendered in connection with Patents, the manufacture and sale of the products bearing Trademarks, and its customer lists and other records relating to such Copyrights, Patents or Trademarks and to the distribution of said products, to Lender.

(4)           If, at any time when Lender shall determine to exercise its right to sell the whole or any part of the Shares hereunder, such Shares or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act (or any similar statute), then Lender may, in its discretion (subject only to applicable requirements of law), sell such Shares or part thereof by private sale in such manner and under such circumstances as Lender may deem necessary or advisable, but subject to the other requirements of this Article 7, and shall not be required to effect such registration or to cause the same to be effected.  Without limiting the generality of the foregoing, in any such event, Lender in its discretion may (i) in accordance with applicable securities laws proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Shares or part thereof could be or shall have been filed under the Securities Act (or similar statute), (ii) approach and negotiate with a single possible purchaser to effect such sale, and (iii) restrict such sale to a purchaser who is an accredited investor under the Securities Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Shares or any part thereof.  In addition to a private sale as provided above in this Article 7, if any of the Shares shall not be freely distributable to the public without registration under the Securities Act (or similar statute) at the time of any proposed sale pursuant to this Article 7, then Lender shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(A)         as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

(B)          as to the content of legends to be placed upon any certificates representing the Shares sold in such sale, including restrictions on future transfer thereof;

(C)          as to the representations required to be made by each Person bidding or purchasing at such sale relating to such Person’s access to financial information about a Borrower or any of its Subsidiaries and such Person’s intentions as to the holding of the Shares so sold for investment for its own account and not with a view to the distribution thereof; and

(D)          as to such other matters as Lender may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Securities Act and all applicable state securities laws.

(5)           Each Borrower recognizes that Lender may be unable to effect a public sale of any or all the Shares and may be compelled to resort to one or more private sales thereof in accordance with clause (4) above.  Each Borrower also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.  Lender shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the applicable Subsidiary to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if Borrowers and/or the Subsidiary would agree to do so.

7.4           Borrower’s Obligations Upon Default.  Upon the request of Lender after the occurrence and during the continuance of an Event of Default, each Borrower will:

(a)           Assemble and make available to Lender the Collateral at such place(s) as Lender shall reasonably designate, segregating all Collateral so that each item is capable of identification; and

(b)           Subject to the rights of any lessor, permit Lender, by Lender’s officers, employees, agents and representatives, to enter any premises where any Collateral is located, to take possession of the Collateral, to complete the processing, manufacture or repair of any Collateral, and to remove the Collateral, or to conduct any public or private sale of the Collateral, all without any liability of Lender for rent or other compensation for the use of each Borrower’s premises.

ARTICLE 8 - SPECIAL COLLATERAL PROVISIONS

8.1           Compromise and Collection.  Borrowers and Lender recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Rights to Payment; that certain of the Rights to Payment may be or become uncollectible in whole or in part; and that the expense and probability of success of litigating a disputed Right to Payment may exceed the amount that reasonably may be expected to be recovered with respect to such Right to Payment.  Borrowers hereby authorizes Lender, after and during the continuance of an Event of Default, to compromise with the obligor, accept in full payment of any Right to Payment such amount as Lender shall negotiate with the obligor, or abandon any Right to Payment.  Any such action by Lender shall be considered commercially reasonable so long as Lender acts in good faith based on information known to it at the time it takes any such action.

8.2           Performance of Borrowers’ Obligations.  Without having any obligation to do so, upon reasonable prior notice to any Borrower, Lender may perform or pay any obligation which such Borrower have agreed to perform or pay under this Agreement, including, without limitation, the payment or discharge of taxes or Liens levied or placed on or threatened against the Collateral.  In so performing or paying, Lender shall determine the action to be taken and the amount necessary to discharge such obligations.  Each Borrower shall reimburse Lender on demand for any amounts paid by Lender pursuant to this Section, which amounts shall constitute Obligations secured by the Collateral and shall bear interest from the date of demand at the Default Rate.

8.3           Power of Attorney.  For the purpose of protecting and preserving the Collateral and Lender’s rights under this Agreement, each Borrower hereby irrevocably appoints Lender, with full power of substitution, as its attorney-in-fact with full power and authority, after the occurrence and during the continuance of an Event of Default, to do any act which each such Borrower is obligated to do hereunder; to exercise such rights with respect to the Collateral as each such Borrower might exercise; to use such Inventory, Equipment, Fixtures or other property as Borrowers might use; to enter each Borrower’s premises; to give notice of Lender’s security interest in, and to collect the Collateral; and before or after Default, to execute and file in each Borrower’s name any financing statements, amendments and continuation statements, account control agreements or other Security Documents necessary or desirable to create, maintain, perfect or continue the perfection of Lender’s security interests in the Collateral.  Each Borrower hereby ratifies all that Lender shall lawfully do or cause to be done by virtue of this appointment.

8.4           Authorization for Lender to Take Certain Action.  The power of attorney created in Section 8.3 is a power coupled with an interest and shall be irrevocable.  The powers conferred on Lender hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon Lender to exercise such powers.  Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and in no event shall Lender or any of its directors, officers, employees, agents or representatives be responsible to any Borrower for any act or failure to act, except for gross negligence or willful misconduct.  After the occurrence and during the continuance of an Event of Default, Lender may exercise this power of attorney without notice to or assent of any Borrower, in the name of any such Borrower, or in Lender’s own name, from time to time in Lender’s sole discretion and at Borrower’s expense.  To further carry out the terms of this Agreement, after the occurrence and during the continuance of an Event of Default, Lender may:

(a)           Execute any statements or documents or take possession of, and endorse and collect and receive delivery or payment of, any checks, drafts, notes, acceptances or other instruments and documents constituting Collateral, or constituting the payment of amounts due and to become due or any performance to be rendered with respect to the Collateral.

(b)           Sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts; drafts, certificates and statements under any commercial or standby letter of credit relating to Collateral; assignments, verifications and notices in connection with Accounts; or any other documents relating to the Collateral, including without limitation the Records.

(c)           Use or operate Collateral or any other property of any Borrower for the purpose of preserving or liquidating Collateral.

(d)           File any claim or take any other action or proceeding in any court of law or equity or as otherwise deemed appropriate by Lender for the purpose of collecting any and all monies due or securing any performance to be rendered with respect to the Collateral.

(e)           Commence, prosecute or defend any suits, actions or proceedings or as otherwise deemed appropriate by Lender for the purpose of protecting or collecting the Collateral.  In furtherance of this right, upon the occurrence and during the continuance of an Event of Default, Lender may apply for the appointment of a receiver or similar official to operate each Borrower’s business.

(f)           Prepare, adjust, execute, deliver and receive payment under insurance claims, and collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and apply such amounts at Lender’s sole discretion, toward repayment of the Obligations or replacement of the Collateral.

8.5           Application of Proceeds.  Any Proceeds and other monies or property received by Lender pursuant to the terms of this Agreement or any Loan Document may be applied by Lender first to the payment of expenses of collection, including without limitation reasonable attorneys’ fees, and then to the payment of the Obligations in such order of application as Lender may elect.

8.6           Deficiency.  If the Proceeds of any disposition of the Collateral are insufficient to cover all costs and expenses of such sale and the payment in full of all the Obligations, plus all other sums required to be expended or distributed by Lender, then each Borrower shall be liable, on a joint and several basis, for any such deficiency.

8.7           Lender Transfer.  Upon the transfer of all or any part of the Obligations, Lender may transfer all or part of the Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Collateral so transferred, and the transferee shall be vested with all the rights and powers of Lender hereunder with respect to such Collateral so transferred, but with respect to any Collateral not so transferred, Lender shall retain all rights and powers hereby given.

8.8           Lender’s Duties.

      (a)             Lender shall use reasonable care in the custody and preservation of any Collateral in its possession.  Without limitation on other conduct which may be considered the exercise of reasonable care, Lender shall be deemed to have exercised reasonable care in the custody and preservation of such Collateral if such Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not have any responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, declining value, tenders or other matters relative to any Collateral, regardless of whether Lender has or is deemed to have knowledge of such matters; or taking any necessary steps to preserve any rights against any Person with respect to any Collateral.  Under no circumstances shall Lender be responsible for any injury or loss to the Collateral, or any part thereof, arising from any cause beyond the reasonable control of Lender.

(b)           Lender may at any time deliver the Collateral or any part thereof to any Borrower and the receipt of such Borrower shall be a complete and full acquittance for the Collateral so delivered, and Lender shall thereafter be discharged from any liability or responsibility therefor.

(c)           Neither Lender, nor any of its directors, officers, employees, agents, attorneys or any other person affiliated with or representing Lender shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by any Borrower or any other party through the ordinary negligence of Lender, or any of its directors, officers, employees, agents, attorneys or any other person affiliated with or representing Lender.

8.9           Termination of Security Interests.   Upon the payment in full of the Obligations (other than inchoate indemnity obligations) and satisfaction of all Borrowers’ obligations under this Agreement and the other Loan Documents, and if Lender has no further obligations under its Commitment, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Borrowers.  Upon any such termination, the Lender shall, at Borrowers’ expense, execute and deliver to Borrowers such documents as Borrowers shall reasonably request to evidence such termination.

ARTICLE 9 - GENERAL PROVISIONS

9.1           Notices.  Any notice given by any party under any Loan Document shall be in writing and personally delivered, sent by overnight courier, or United States mail, postage prepaid, or sent by facsimile, or other authenticated message, charges prepaid, to the other party’s or parties’ addresses shown on the Supplement.  Each party may change the address or facsimile number to which notices, requests and other communications are to be sent by giving written notice of such change to each other party.  Notice given by hand delivery shall be deemed received on the date delivered; if sent by overnight courier, on the next Business Day after delivery to the courier service; if by first class mail, on the third Business Day after deposit in the U.S. Mail; and if by facsimile, on the date of transmission.

9.2           Binding Effect.  The Loan Documents shall be binding upon and inure to the benefit of each Borrower and Lender and their respective successors and assigns; provided, however, that no Borrower may assign or transfer such Borrower's rights or obligations under any Loan Document.  Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and obligations under the Loan Documents.  In connection with any of the foregoing, Lender may disclose all documents and information which Lender now or hereafter may have relating to the Loans, any Borrower, or such Borrower’s business, provided that the person who receives such information shall have agreed in writing in advance to maintain the confidentiality of such information on terms no less protective of such Borrower than those set forth in Section 9.13.

9.3           No Waiver.  Any waiver, consent or approval by Lender of any Event of Default or breach of any provision, condition, or covenant of any Loan Document must be in writing and shall be effective only to the extent set forth in writing.  No waiver of any breach or default shall be deemed a waiver of any later breach or default of the same or any other provision of any Loan Document.  No failure or delay on the part of Lender in exercising any power, right, or privilege under any Loan Document shall operate as a waiver thereof, and no single or partial exercise of any such power, right, or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege.  Lender has the right at its sole option to continue to accept interest and/or principal payments due under the Loan Documents after default, and such acceptance shall not constitute a waiver of said default or an extension of the maturity of any Loan unless Lender agrees otherwise in writing.

9.4           Rights Cumulative.  All rights and remedies existing under the Loan Documents are cumulative to, and not exclusive of, any other rights or remedies available under contract or applicable law.

9.5           Unenforceable Provisions.  Any provision of any Loan Document executed by Borrowers which is prohibited or unenforceable in any jurisdiction, shall be so only as to such jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions of any such Loan Document shall remain valid and enforceable.

9.6           Accounting Terms.  Except as otherwise provided in this Agreement, accounting terms and financial covenants and information shall be determined and prepared in accordance with GAAP.

9.7           Indemnification; Exculpation.  Borrowers shall pay and protect, defend and indemnify Lender and Lender’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Lender, collectively “Agents”) against, and hold Lender and each such Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys’ fees and costs) and other amounts incurred by Lender and each such Agent, arising from (i) the matters contemplated by this Agreement or any other Loan Documents, (ii) any dispute between a Borrower and a third party,  or (iii) any contention that any Borrower has failed to comply with any law, rule, regulation, order or directive applicable to any Borrower’s business; provided, however, that this indemnification shall not apply to any of the foregoing incurred solely as the result of Lender’s or any Agent’s gross negligence or willful misconduct.  This indemnification shall survive the payment and satisfaction of all of Borrowers’ Obligations to Lender.

9.8           Reimbursement.  Subject to the limitation set forth in Section 6 of the Supplement, Borrowers shall reimburse Lender for all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and disbursements expended or incurred by Lender in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (a) the preparation and negotiation of the Loan Documents, (b) the amendment and enforcement of the Loan Documents, including without limitation during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lender’s rights, remedies and obligations under the Loan Documents, (c) collecting any sum which becomes due Lender under any Loan Document, (d) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (e) the protection, preservation or enforcement of any rights of Lender.  For the purposes of this section, attorneys’ fees shall include, without limitation, fees incurred in connection with the following:  (1) contempt proceedings; (2) discovery; (3) any motion, proceeding or other activity of any kind in connection with an Insolvency Proceeding; (4) garnishment, levy, and debtor and third party examinations; and (5)  postjudgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.  All of the foregoing costs and expenses shall be payable upon demand by Lender, and if not paid within forty-five (45) days of presentation of invoices shall bear interest at the Default Rate.

9.9           Execution in Counterparts.  This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

9.10         Entire Agreement.  The Loan Documents are intended by the parties as the final expression of their agreement and therefore contain the entire agreement between the parties and supersede all prior understandings or agreements concerning the subject matter hereof.  This Agreement may be amended only in a writing signed by each Borrower and Lender.

9.11         Governing Law and Jurisdiction.

(a)           THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF BORROWER AND LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF BORROWER AND LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  BORROWER AND LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

9.12         Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  BORROWER AND LENDER EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEMS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.13         Obligations and Restrictions Regarding Confidential Information.  Lender shall maintain the confidentiality of Borrowers’ confidential information.  Lender’s standard of care shall be deemed to have been complied with under this Section 9.13, if in handling any confidential information of the Borrowers’, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Lender’s subsidiaries or Affiliates in connection with their business with any Borrower (subject to the same confidentiality obligation set forth herein); (ii) to prospective transferees or purchasers of any interest in the Loans (subject to the same confidentiality obligation set forth herein); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Lender’s examination or audit; (v) as Lender considers appropriate in exercising remedies under this Agreement; and (vi) to Lender’s attorneys, accountants and other advisors.

ARTICLE 10 – CROSS-CORPORATE GUARANTEES

10.1         Guaranty.   In consideration of the execution and delivery by Lender of this Agreement and the making of Loans to Borrowers hereunder, Borrowers hereby jointly and severally guarantee absolutely and unconditionally to Lender the due and punctual payment, when and as due (whether upon demand, at maturity, by reason of acceleration or otherwise), of all liabilities and obligations under this Agreement and the other Loan Documents and agree to pay any and all expenses (including reasonable legal fees and disbursements) which may be incurred by Lender in enforcing its rights under this guaranty.  The liability of Borrowers under this guaranty shall be joint and several, unlimited and unconditional, and this guaranty shall be a continuing guaranty of any and all Notes given as evidence of or in extension or renewal of any of the Obligations.  Each Borrower acknowledges that it will benefit from extensions of credit by Lender to the other Borrower, as their businesses and operations are interdependent and a part of a single enterprise.

10.2         Waivers.   Each Borrower, to the fullest extent permitted by applicable law, hereby waives (i) diligence, presentment, demand and protest with respect to any instrument at any time evidencing any of the Obligations, (ii) any requirement that Lender exhaust any right or take any action against any other Person or any of the Collateral or other property at any time securing any of the Obligations, (iii) the benefit of all principles or provisions of applicable law which are or might be in conflict with the terms of this guaranty, (iv) notice of acceptance hereof, (v) notice of the occurrence of an Event of Default, (vi) notice of any and all favorable and unfavorable information, financial or other, about any other Borrower, heretofore, now or hereafter learned or acquired by a Borrower, (vii) notice of the existence or creation of any of the Obligations, (viii) notice of any alterations, amendments, increase, extension or exchange of any of the Obligations so long as the same are effected in accordance with the terms of this Agreement; (ix) notice of any amendments, modifications or supplements of or to the Intellectual Property Security Agreement so long as the same are effected in accordance with the terms of the Intellectual Property Security Agreement, (x) all diligence in collection or protection of or realization upon the Obligations or the Collateral and (xi) the right to require Lender to proceed against the Borrowers or any Borrower on any of the Obligations.  Each Borrower hereby further consents that the time of payment of any of the Obligations may be extended and the Borrowers will remain bound under this guaranty notwithstanding such extensions, whether or not referred to above, which might otherwise constitute a legal or equitable discharge of a guaranty.

10.3         Subrogation; Subordination.   No Borrower shall have any right of subrogation, contribution, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the Obligations, and nothing shall discharge or satisfy the liability of any Borrower hereunder, until the termination of this Agreement and the irrevocable satisfaction in full of, or provision for, the Obligations; and any and all present and future debts and obligations of each Borrower to the others are hereby postponed in favor of and subordinated to the full payment and performance of all present and future Obligations.

10.4         Release of Collateral.   The joint and several liability of Borrowers shall continue notwithstanding and shall not be impaired and affected by any release of any Collateral or by the release of any one or more Persons liable for any of the Obligations, whether as principal, surety, guarantor, indemnitor or otherwise.

10.5         Other Waivers.  To the extent permitted by law, each Borrower hereby waives any right of set-off and any and all other rights, benefits, protections and other defenses available to a surety or guarantor now or at any time hereafter, including, without limitation, under California Civil Code 2787 to 2855, inclusive, and similar applicable laws of other jurisdictions.

10.6         Statutory Waiver of Rights and Defenses Regarding Election of Remedies.   Each Borrower hereby waives all rights and defenses arising out of the election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

10.7         Financial Condition of Borrowers.   Each Borrower represents and warrants that it is fully aware of the financial condition of the other Borrower, and each Borrower delivers its guarantee based solely upon its own independent investigation of such other Borrower’s financial condition and in no part upon any representation or statement of Lender with respect thereto.  Each Borrower further represents and warrants that it is in a position to and hereby does assume full responsibility for obtaining such additional information concerning the other Borrower’s financial condition as such Borrower may deem material to its obligations hereunder, and such Borrower is not relying upon, nor expecting Lender to furnish it any information in Lender’s possession concerning the other Borrower’s financial condition or concerning any circumstances bearing on the existence or creation, or the risk of nonpayment or nonperformance of the Obligations.

10.8         Advice of Counsel.   Each Borrower acknowledges that it has either obtained the advice of counsel or has had the opportunity to obtain such advice in connection with the terms and provisions of this Section 10.

10.9         Limitation of Guarantee Obligations.   In any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of a Borrower under its guarantee in this Section 10 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under its guarantee, then, notwithstanding, any other provision of this Section 10, to the contrary, the amount of such liability shall, without further action of such Borrower, Lender or any other person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE 11 - DEFINITIONS

The definitions appearing in this Agreement or any Supplement shall be applicable to both the singular and plural forms of the defined terms:

“Account” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by a Borrower or in which a Borrower now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to a Borrower (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services rendered by such Borrower or from any other transaction, whether or not the same involves the sale of goods or services by such Borrower (including, without limitation, any such obligation that may be characterized as an account or contract right under the UCC) and all of a Borrower’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of such Borrower’s rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to a Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by such Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with any Borrower.  “Control,” “controlled by” and “under common control with” mean direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided, that control shall be conclusively presumed when any Person or affiliated group directly or indirectly owns five percent (5%) or more of the securities having ordinary voting power for the election of directors of a corporation.

“Agreement” means this Loan and Security Agreement and each Supplement thereto, as each may be amended or supplemented from time to time.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended.

“A/R Facility” is defined in the Supplement.

“Bank” is defined in the Supplement.

“Basic Interest” means the fixed rate of interest payable on the outstanding balance of each Loan at the applicable Designated Rate.

“Borrowing Date” means the Business Day on which the proceeds of a Loan are disbursed by Lender.

“Borrowing Request” means a written request from Borrowers in substantially the form of Exhibit “B” to the Supplement, requesting the funding of one or more Loans on a particular Borrowing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Closing Date” means the date of this Agreement.

“Collateral” means, with respect to a Borrower, all of such Borrower’s right, title and interest in and to the following property, whether now owned or hereafter acquired and wherever located: (a) all Receivables; (b) all Equipment; (c) all Fixtures; (d) all General Intangibles; (e) all Inventory; (f) all Investment Property; (g) all Deposit Accounts; (h) all Shares; (i) all other Goods and personal property of Borrowers, whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrowers and wherever located; (j) all Records; and (k) all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.  Notwithstanding the foregoing the term “Collateral” shall not include (i) more than sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities entitled to vote owned or held of record by any Borrower in any Subsidiary that is a controlled foreign corporation (as defined in the Internal Revenue Code); (ii) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; (iii) “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent the granting of a security interest in such “intent to use” trademarks would be contrary to applicable law; (iv) any contract, instrument or chattel paper in which any Borrower has any right, title or interest if and to the extent such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of such Borrower therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereto; provided, however, that the foregoing exclusion shall not apply if (x) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper, or (y) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Collateral” shall include, and each Borrower shall be deemed to have granted a security interest in, all its rights, title and interests in and to such contract, instrument or chattel paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Lender’s unconditional continuing security interest in and to all rights, title and interests of any Borrowers in or to any payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper; (v) deposits subject to a Lien described in clauses (l) of the definition of Permitted Liens, or (vi) any real property of any Borrower.

“Commitment” means the obligation of Lender to make Loans to Borrowers up to the aggregate principal amount set forth in the Supplement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Copyrights” means all of the following now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest:  (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (iii) all continuations, renewals or extensions thereof; and (iv) any registrations to be issued under any pending applications.

“Default” means an event which with the giving of notice, passage of time, or both would constitute an Event of Default.

“Default Rate” means eighteen percent (18%) per annum.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Designated Rate” means the rate of interest per annum described in the Supplement as being applicable to an outstanding Loan from time to time.

“Disclosure Letter” means that certain letter, dated as of the date of this Agreement, containing certain schedules, delivered by Borrowers to Lender.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, or safety matters.

“Equipment” means any “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” means any event described in Section 7.1.

“Final Payment” means, with respect to a Loan, an amount equal to that percentage of the original principal amount of such Loan and payable at the time specified in the Supplement or the Note evidencing such Loan.

“Fixtures” means any “fixtures,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“GAAP” means generally accepted accounting principles and practices consistent with those principles and practices promulgated or adopted by the Financial Accounting Standards Board and the Board of the American Institute of Certified Public Accountants, their respective predecessors and successors.  Each accounting term used but not otherwise expressly defined herein shall have the meaning given it by GAAP.

“General Intangibles” means any “general intangibles,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all right, title and interest that Borrowers may now or hereafter have in or under any contract, all customer lists, Copyrights, Trademarks, Patents, websites, domain names, and all applications therefor and reissues, extensions, or renewals thereof, other rights to Intellectual Property, interests in partnerships, joint ventures and other business associations, Licenses, permits, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, recipes, experience, processes, models, drawings, materials and records, goodwill (including, without limitation, the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License), claims in or under insurance policies, including unearned premiums, uncertificated securities, money, cash or cash equivalents, deposit, checking and other bank accounts, rights to sue for past, present and future infringement of Copyrights, Trademarks and Patents, rights to receive tax refunds and other payments and rights of indemnification.

“Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Indebtedness” of any Person means at any date, without duplication and without regard to whether matured or unmatured, absolute or contingent:  (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, or similar instrument, whether drawn or undrawn; (vi) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities; (vii) all obligations of such Person to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, except to the extent that such obligations remain performable solely at the option of such Person; (viii) all obligations to repurchase assets previously sold (including any obligation to repurchase any accounts or chattel paper under any factoring, receivables purchase, or similar arrangement); (ix) obligations of such Person under interest rate swap, cap, collar or similar hedging arrangements; and (x) all obligations of others of any type described in clause (i) through clause (ix) above guaranteed by such Person.

“Insolvency Proceeding” means with respect to a Person (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors with respect to such Person, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code, but in each case, excluding any avoidance or similar action against such Person commenced by an assignee for the benefit of creditors, bankruptcy trustee, debtor in possession, or other representative of another Person or such other Person’s estate.

“Instruments” means any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Intellectual Property” means all Copyrights, Trademarks, Patents, Licenses, trade secrets, source codes, customer lists, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, skill, expertise, experience, processes, models, drawings, materials, records and goodwill associated with the foregoing.

“Intellectual Property Security Agreement” means any Intellectual Property Security Agreement executed and delivered by Borrowers in favor of Lender, as the same may be amended, supplemented, or restated from time to time.

“Inventory” means any “inventory,” as such term is defined in the UCC, wherever located, now owned or hereafter acquired by a Borrower or in which a Borrower now holds or hereafter acquires any interest, and, in any event, shall include, without limitation, all inventory, goods and other personal property that are held by or on behalf of such Borrower for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Borrower’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of such Borrower or is held by others for such Borrower’s account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment Property” means any “investment property,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest, including any right to payment under any letter of credit.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest and any renewals or extensions thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan” means an extension of credit by Lender under this Agreement.

“Loan Documents” means, individually and collectively, this Loan and Security Agreement, each Supplement, each Note, the Intellectual Property Security Agreement, and any other security or pledge agreement(s), any Warrants issued by Parent (or its designee) in connection with this Agreement, and all other contracts, instruments, addenda and documents executed by any Borrower in connection with this Agreement or the extensions of credit which are the subject of this Agreement.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to Parent and its Subsidiaries on a Consolidated basis, (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Parent and its Subsidiaries; (b) a material impairment of the ability of such Borrower to perform under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against a Borrower of any Loan Document.

“Note” means a promissory note substantially in the form attached to the Supplement as Exhibit “A”, executed by Borrowers evidencing each Loan.

“Obligations” means with respect to each Borrower, all debts, obligations and liabilities of such Borrower to Lender currently existing or now or hereafter made, incurred or created under, pursuant to or in connection with this Agreement or any other Loan Document (other than any Warrants issued to either Lender or any of its affiliates or designees), whether voluntary or involuntary and however arising or evidenced, whether direct or acquired by Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether such Borrower may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable; and all renewals, extensions and modifications thereof; and all attorneys’ fees and costs incurred by Lender in connection with the collection and enforcement thereof as provided for in any Loan Document (other than any Warrants issued to either Lender or any of its affiliates or designees).

“Parent” means Bacterin International Holdings, Inc., a Delaware corporation.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Patents” means all of the following property now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest: (a) all letters patent of, or rights corresponding thereto in, the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto in, the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.

“Permitted Lien” means:

(a)            involuntary Liens which, in the aggregate, would not have a Material Adverse Effect and which in any event would not exceed, in the aggregate, the Threshold Amount;

(b)            Liens for current taxes or other governmental or regulatory assessments which are not delinquent, or which are contested in good faith by the appropriate procedures and for which appropriate reserves are maintained;

(c)            security interests on any property (including any accessions, additions, replacements or substitutions) held or acquired by a Borrower in the ordinary course of business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, that such Lien attaches solely to the property acquired with such Indebtedness and that the principal amount of such Indebtedness does not exceed one hundred percent (100%) of the cost of such property;

(d)            Liens in favor of Lender;

(e)            bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business as long as an account control agreement  (or equivalent) for each account in which such deposits are held in a form acceptable to Lender has been executed and delivered to Lender;

(f)             materialmen’s, mechanics’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business and which are not delinquent for more than 45 days or are being contested in good faith by appropriate proceedings;

(g)            any judgment, attachment or similar Lien, unless the judgment it secures has not been discharged or execution thereof effectively stayed and bonded against pending appeal within 30 days of the entry thereof;

(h)            licenses or sublicenses of Intellectual Property in accordance with the terms of Section 6.5 hereof;

(i)             Liens securing Subordinated Debt;

(j)             Liens securing Indebtedness of Borrowers to Bank under the A/R Facility;

(k)            Liens arising in connection with worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; all, in the ordinary course of a Borrower’s business;

(l)             Liens on Borrowers’ deposits not to exceed $50,000 in aggregate amount securing corporate credit cards;

(m)           Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of each Borrower's business, to secure payment of customs duties in connection with the importation of goods;

(n)            Liens on insurance proceeds securing the payment of financed insurance premiums if and to the extent a Borrower finances such premiums;

(o)            Lien on real property of any Borrower; and

(p)            Liens which have been approved by Lender in writing prior to the Closing Date, as shown on the Disclosure Letter hereto.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to a Borrower from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to a Borrower from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to a Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) any claim of a Borrower against third parties (i) for past, present or future infringement of any Copyright, Patent or Patent License or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means all of a Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, and letters of credit and Letter of Credit Rights.

“Records” means all of a Borrower’s computer programs, software, hardware, source codes and data processing information, all written documents, books, invoices, ledger sheets, financial information and statements, and all other writings concerning such Borrower’s business.

“Related Person” means any Affiliate of a Borrower, or any officer, employee, director or equity security holder of such Borrower or any Affiliate.

“Rights to Payment” means all of a Borrower’s accounts, instruments, contract rights, documents, chattel paper and all other rights to payment, including, without limitation, the Accounts, all negotiable certificates of deposit and all rights to payment under any Patent License, any Trademark License, or any commercial or standby letter of credit.

“Security Documents” means this Loan and Security Agreement, the Supplement hereto, the Intellectual Property Security Agreement, and any and all account control agreements, collateral assignments, chattel mortgages, financing statements, amendments to any of the foregoing and other documents from time to time executed or filed to create, perfect or maintain the perfection of Lender’s Liens on the Collateral.

“Shares” means: (a) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any domestic Subsidiary, and (b) 65% of the issued and outstanding capital stock, membership units or other securities entitled to vote owned or held of record by a Borrower in any Subsidiary that is a controlled foreign corporation (as defined in the Internal Revenue Code).

“Subordinated Debt” means Indebtedness (i) approved by Lender; and (ii) where the holder’s right to payment of such Indebtedness, the priority of any Lien securing the same, and the rights of the holder thereof to enforce remedies against the Borrower following default have been made subordinate to the Liens of Lender and to the prior payment to Lender of the Obligations, pursuant to a written subordination agreement approved by Lender in its sole but reasonable discretion.

“Subsidiary” means any Person a majority of the equity ownership or voting stock of which is at the time owned by a Borrower.

“Supplement” means that certain supplement to the Loan and Security Agreement, as the same may be amended or restated from time to time, and any other supplements entered into between Borrowers and Lender, as the same may be amended or restated from time to time.

“Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Termination Date” has the meaning specified in the Supplement.

“Threshold Amount” has the meaning specified in the Supplement.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest.

“Trademarks” means all of the following property now owned or hereafter acquired by Borrowers or in which Borrowers now holds or hereafter acquires any interest: (a) all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) reissues, extensions or renewals thereof.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.  Unless otherwise defined herein, terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

11.2         Construction of Collateral Definitions. In the definition of Collateral and in all terms defined directly or indirectly within the definition of Collateral, all references to “Borrower” or “Borrower’s” shall be interpreted as referring to “any Borrower” or to “each Borrower,” as the context may require for purposes of any Loan Document, including any security agreement, charge registration or financing statement executed by any Borrower from time to time pursuant to this Agreement.

[Signature page follows]

[Signature page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BORROWERS:

BACTERIN INTERNATIONAL HOLDINGS, INC.

By:	/s/ John Gandolfo
Name:	John Gandolfo
Title:	CFO

BACTERIN INTERNATIONAL, INC.

By:	/s/ John Gandolfo
Name:	John Gandolfo
Title:	CFO

LENDER:

VENTURE LENDING & LEASING V, INC.

By:	/s/ Maurice Werdegar
Name:	Maurice Werdegar
Title:	President and CEO

LENDER:

VENTURE LENDING & LEASING VI, INC.

By:	/s/ Maurice Werdegar
Name:	Maurice Werdegar
Title:	President and CEO